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                                                                     EXHIBIT 4.4


                                 April 15, 1999



CommTouch Software Ltd. and
  each of the holders of ordinary shares or preferred shares of CommTouch Software Ltd.
c/o CommTouch Software Inc.
3945 Freedom Circle, Ste. 730
Santa Clara, CA 95054

Ladies and Gentlemen:

     This letter agreement (the "Letter Agreement") is being delivered to CommTouch Software Ltd. (the "Company") and all of the holders of ordinary shares and holders of preferred shares of the Company (collectively, the "Shareholders") in connection with the purchase by the undersigned (the "Investor") of Series D Preferred Shares of the Company pursuant to the Share Purchase Agreement between the Company and the Investor dated April 15, 1999. (The ordinary shares and preferred shares of the Company shall be referred to collectively herein as the "Company Shares.") For purposes of this Agreement, the Investor shall be deemed to be a "Shareholder."

     The Investor hereby agrees that if Shareholders holding 80 percent or more of the outstanding Company Shares (the "Majority Shareholders") determine to sell their Company Shares in a transaction approved by the Board of Directors of the Company, the Majority Shareholders have the right, upon giving ten calendar days' written notice thereof to the other shareholders of the Company, to require the other shareholders to participate in such transaction and sell their Company Shares, provided that the disposition of Company Shares by the Majority Shareholders is at the same consideration per share and on the same terms and conditions as the disposition of the other shareholders' Company Shares, and the other shareholders shall receive their pro rata portion of any other consideration received by the Majority Shareholders in respect of such transaction. Each Shareholder hereby agrees to deliver such shareholder's Company Shares free and clear of all liens and encumbrances in connection with a disposition pursuant to this Letter Agreement.

                                       Very truly yours,